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                                                                    Exhibit 10.1
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                      PROJECT SOFTWARE & DEVELOPMENT, INC.

January 30, 1997

Via Hand Delivery
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Strictly Confidential
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Mr. David M. Sample
141 High Ridge Avenue
Ridgefield, CT 06877

Dear David:

On behalf of the Board of Directors of PSDI, I am pleased to set out our offer to employ you as the President and Chief Executive Officer of Project Software & Development, Inc. It is expected that you will also be elected to the Board of Directors as soon as possible on or after February 11, 1997. You should understand that you will be reporting directly and exclusively to the Board of Directors of the Company. We would hope and expect that you would be able to join us on a full-time basis no later than February 15th.

The compensation components of your employment would be:

(1) A base salary of $22,916.67 per month which shall be reviewed annually by the Board at the end of each fiscal year. Your first review would occur following the close of our fiscal year's business at the end of September 1997; and thereafter, annually.

(2) An annual cash bonus would be awarded pursuant to the Executive Bonus Plan, a copy of which is attached hereto as Exhibit A, up to one hundred percent (100%) of base salary depending upon performance against pre-determined criteria determined by the Board of Directors or its Compensation Committee on an annual basis. It is anticipated the attainment of the annual profit plan will be the determining factor. For the balance of fiscal year 1997 it will be assumed the bonus is earned on a pro-rated basis. The 1997 bonus will be guaranteed during the actual period you are employed to the extent of sixty percent (60%) on a pro-rated basis.

(3) The Compensation Committee of the Board of Directors intends to grant non-qualified stock options to you which would be awarded and fixed in price at a Committee Meeting to be held as soon as you accept our offer, pursuant to the Plan's rules. This initial non-qualified stock option award would be for 200,000 shares of the Company's Common Stock pursuant to the Company's plan and form of option agreement on a proper date selected by you. Under this agreement, the optionee vests in the right to exercise twenty-five percent (25%) of the options after each year for a four (4) year period. As you and I discussed




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yesterday, the Company is developing an acceleration feature to the Option Plan in the event of a qualified sale and you would benefit. The Board is considering pooling and golden parachute issues. Additional options may be granted by the Compensation Committee from time to time.

(4) PSDI agrees to termination protection which will, for a period of one (1) year, provide salary continuation, payable at time of salary payments, in the event of termination other than for disability or cause. This salary continuation would terminate when and to the extent you are employed elsewhere during the year except as provided elsewhere. For purposes of this agreement "cause" shall mean and be defined as any act that will constitute on your part common law fraud, a felony or other gross malfeasance of duty. For purposes of this agreement, "disability" shall mean disability that qualifies for benefits under the Company's Long-Term Disability Plan as from time to time in effect.

You and the Company agree that any dispute concerning whether there was "cause" for termination of your employment by the Company will be settled by binding arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association. The arbitration will be limited to this issue, and the arbitrator(s) will have no authority to award damages, whether compensatory, punitive or otherwise. The Company agrees that if it shall lose any such arbitration concerning whether there was cause for termination of your employment, the Company will pay your legal fees and expenses incurred in such arbitration.

(5) During your employment, the Company will provide a car allowance of $800 per month.

(6) The Company will be responsible for your reasonable, normal and customary relocation expenses. It would be our intention to pay for the cost of selling your current residence in Ridgefield, Connecticut and purchasing a home in the greater Boston area. We would expect these expenses to be comprised of a real estate brokerage commission of not greater than six percent (6%) of the ultimate sales price of your Ridgefield home, a reasonable fee for a lawyer to close the real estate sale, the cost to pack, move and unpack your family's personal belongings, the reasonable fee for a lawyer to purchase your new home in the greater Boston area, and any temporary housing costs associated with your having to live in the Boston area before your family moves. You have explained that it is your intention to not move your family before the end of the school year and to begin to market the house before that time. Should it occur that you would move prior to having sold your current residence in Ridgefield, the Company would be responsible for making interest and other incidental and direct carrying costs for your residence in Ridgefield until such time as it is sold, up to one (1) year.

(7) You shall also be eligible for and benefit from the Company's other employee benefit plans, summary current plan descriptions for which are collectively attached hereto as Exhibit B.




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(8)    At the time of your purchase of a house in the Boston area to serve as your principal residence, the Company will lend you $300,000 for use solely in the purchase of that house. This loan will be evidenced by a promissory note executed by you and will not bear interest. On-eighth (1/8) of the original principal amount of the loan ($37,500) will be forgiven at the close of business on the last day of each calendar quarter if you are still employed by the Company at that time. If you cease for any reason to be employed by the Company, such principal forgiveness will not continue and the full unpaid and unforgiven principal balance of the loan will automatically be due and payable ninety (90) days after the cessation of your employment by the Company.

In accordance with good business practices and except for passive investments in publicly-traded securities, during your employment by the Company and for twelve
(12) months thereafter, you will not, without the written consent of the Company, be concerned or interested in any other business of a similar nature to, or competitive with, that carried on by the Company. The non-competition requirements of this paragraph will apply only if you resign, if your employment is terminated for cause or if in the event of your termination for any other reason, the Company pays your salary continuation described above during the non-competition period. In making this offer, the Company understands that you are not under any obligation to any former employer or entity which would prevent or limit your performance as an employee of the company.

You understand that all of the Company's employees are employees at will, that they do not have contracts of employment or severance and that, except as set forth above, you will not be entitled to any severance or salary continuation. You also understand that, as a condition to your employment, you will be required to sign the Company's standard confidentiality and inventions agreement, a copy of which is attached hereto as Exhibit C.

We feel that is an exciting and rewarding opportunity for you at PSDI and on behalf of our shareholders are encouraged that, under your leadership and with your experience in sales and marketing, the Company would continue to grow swiftly and continue to build wealth for our shareholders.

We are anxious to announce your election and acceptance. We anticipate your starting on or about February 27th.

Sincerely,                                            Agreed and Accepted:



/s/ Charles S. Jones                                  /s/ David M. Sample
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Director, PSDI                                        David M. Sample

CC:   Mr. Robert L. Daniels                           Date:  January 30, 1997
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